Exhibit 10.21

RIB-X PHARMACEUTICALS, INC.

2011 MANAGEMENT BONUS PLAN

Section 1.    PURPOSE

The Plan is intended to incentivize certain of the Company’s key employees to increase the value and attractiveness of the Company with the goal of achieving a transaction which is either a Sale Event or a Non-Sale Event by providing these individuals an incentive payment tied to the accomplishment of this goal.

Section 2.    DEFINITIONS

(a)    “Administrator” shall mean the Compensation Committee of the Board unless, at the discretion of the Board, another committee of the Board is appointed to administer the Plan or the Board determines to administer the Plan itself.

(b)    “Board” shall mean the Board of Directors of the Company.

(c)    “Bonus Pool” shall be an amount available for distribution under this Plan as calculated pursuant to Section 4.

(d)    “Bonus Amount” shall mean, for any Participant, the amount payable to such Participant in connection with a Triggering Event.

(e)    “Cause” shall, with respect to any Participant, have the meaning ascribed to it in such Participant’s employment agreement with the Company, or if such Participant does not have such an employment agreement or the employment agreement does not contain a definition of “Cause” then “Cause” shall mean that such Participant: (i) willfully failed to follow lawful, written directions communicated to him by the Board of Directors or the Chief Executive Officer of the Company (or their respective designees); (ii) willfully engaged in conduct which is materially injurious to the Company, monetarily or otherwise; (iii) acted with material dishonesty or materially breached any fiduciary duty owed to the Company; (iv) was convicted of, pleaded guilty to or confessed to an act of fraud, misappropriation or embezzlement or to any felony; (v) used illegal substances at any time; or (vi) materially breached this Agreement or the Participant’s non-disclosure and developments (or similar) agreement with the Company, provided that the Company first notified such Participant in writing of the acts or omissions constituting Cause under (i), (ii), (iii) or (vi) and such Participant failed to cure such acts or omissions (if curable) within thirty (30) days of receiving the Company’s notice. Any determination of the existence of Cause will be made by the Administrator whose ruling shall be final.

(f)    “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

(g)    “Company” shall mean Rib-X Pharmaceuticals, Inc., a Delaware corporation.

(h)    “Company Voting Securities” shall mean the voting securities of the Company entitled to vote generally in the election of directors, determined on a fully diluted, as-converted to common stock basis.

(i)    “Current Stockholders” shall mean the beneficial owners (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934) of the Company Voting Securities and their affiliates as of the Effective Date.

(j)    “Effective Date” shall mean August 2, 2011.

(k)    “Eligible Individual” shall mean each management employee of the Company or its subsidiaries and any other individual who provides substantial services to the Company or its subsidiaries.

(l)    “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

(m)    “Good Reason” shall, with respect to any Participant, have the meaning ascribed to it in such Participant’s employment agreement with the Company, or if such Participant does not have such an employment agreement or the employment agreement does not contain a definition of “Good Reason” then “Good Reason” shall mean that the Company: (i) materially diminished such Participant’s base salary; (ii) materially diminished such Participant’s authority, duties or responsibilities; (iii) required such Participant to relocate permanently to an office more than fifty (50) miles from New Haven, Connecticut without such Participant’s consent; or (iv) materially breached the terms of any agreement between such Participant and the Company, provided that with respect to (i), (ii), (iii), or (iv), such Participant’s resignation for Good Reason will only become effective if the Company fails to cure the acts or omissions giving rise to a resignation of such Participant’s employment for Good Reason with thirty (30) days of receiving written notice from such Participant stating his intent to resign his employment for Good Reason and specifying the Company’s acts or omissions under the applicable provision giving rise to a resignation of his employment for Good Reason. Such Participant must provide this notice to the Company within ninety (90) days of the date the acts or omissions giving rise to a resignation of such Participant’s employment for Good Reason first arise.

(n)    “Initial Public Offering” shall mean the first underwritten public offering of Company Voting Securities offered on a firm commitment basis pursuant to an effective registration statement filed with the United States Securities and Exchange Commission under the Securities Act of 1933, as amended, on Form S-1 or its then equivalent.

(o)    “Intrinsic Stock Option Value” shall mean, for a Participant in connection with a Triggering Event, the aggregate amount by which (i) the value of all Company Voting Securities issued, or then issuable, to the Participant pursuant to outstanding vested Company stock options (including options exercised in connection with the Triggering Event) exceeds (ii) the aggregate exercise price of all such Company stock options.

(p)    “Non-Sale Event” shall mean the first to occur of an Initial Public Offering or a Reverse Merger.

(q)    “Participant” shall mean those Eligible Individuals determined by the Administrator.

(r)    “Participant Percentage” shall mean, for each Participant, the percentage of the Bonus Pool to which such Participant may become entitled in accordance with the terms of the Plan, as awarded by the Administrator pursuant to Section 4 below.

(s)    “Plan” shall mean this Rib-X Pharmaceuticals, Inc. 2011 Management Bonus Plan.

(t)    “Pre-Money Valuation” shall mean

(i)    in the event of an Initial Public Offering, the number of shares of Company Voting Securities immediately prior to the consummation of the Initial Public Offering multiplied by the initial price per share to the public as set forth in the effective registration statement filed with the Securities and Exchange Commission; and

(ii)    in the event of a Reverse Merger, the number of shares of the resulting or acquiring corporation stock issued to the holders of the Company, adjusted to reflect shares that may become issuable upon the exercise of options, multiplied by the market price of the acquirer common stock on the closing date of the Reverse Merger.

(u)    “Reverse Merger” shall mean the consummation of a merger or share exchange involving the Company as the result of which the equity of the Company (including outstanding warrants and stock options) is converted into the ownership of (or the right to receive upon exercise) at least 50% of the equity of the resulting or acquiring corporation which resulting or acquiring corporation is then traded on a major international stock exchange including but not limited to NYSE, NASDAQ, AMEX or LSE.

(v)    “Sale Proceeds” shall mean the consideration received by the Company or its stockholders upon a Sale Event; net, in the case of a Sale Event under clause (ii) of the definition of “Sale Event”, of retained liabilities (excluding any liabilities under this Plan or any similar plan providing compensation to members of the Board in connection with Sale Events and/or Non-Sale Events, and any liabilities to Company stockholders or their affiliates in respect of promissory notes issued by the Company) required to be disclosed on the Company’s balance sheet or financial statements prepared immediately following the consummation thereof in accordance with generally acceptable accounting principles applied consistently by the Company. For purposes of determining Sale Proceeds upon the occurrence of a Sale Event, to the extent that (i) any consideration otherwise receivable by the Company or its stockholders is deposited in escrow, or otherwise receivable as a non-contingent deferred payment, such amount shall be included in Sale Proceeds, and (ii) any portion of the consideration is payable to the

Company or its stockholders as a contingent deferred payment (an “Earn-Out Amount”), such amount shall be excluded from Sale Proceeds until such amount is actually paid to the Company or its stockholders.

(w)    “Sale Event” shall mean:

(i)    the consummation of a sale, merger, consolidation, or series of related events following which the Current Stockholders beneficially own (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934) securities representing less than fifty percent (50%) of the voting power of the Company Voting Securities; provided, however, that such event shall not constitute a Sale Event hereunder if the Current Stockholders retain directly or through ownership of one or more holding companies, immediately following such event, a majority of the voting securities entitled to vote generally in the election of directors of the successor entity; or

(ii)    the consummation of a sale or other disposition of all or substantially all of the assets of the Company.

(x)    “Target Bonus Amount” shall mean, for a Participant in connection with a Triggering Event, an amount equal to the amount of the Bonus Pool for such Triggering Event multiplied by such Participant’s Participant Percentage.

(y)    “Triggering Event” shall mean the first Sale Event or Non-Sale Event to occur during the term of this Plan in which the Triggering Event Valuation equals or exceeds $52.5 million.

(z)    “Triggering Event Per Share Valuation” shall mean the Triggering Event Valuation divided by the number of shares of Company Voting Securities.

(aa)    “Triggering Event Valuation” shall mean, for a Sale Event the Sale Proceeds and for a Non-Sale Event the Pre-Money Valuation of the Company implied by the Non-Sale Event.

Section 3.    ADMINISTRATION

The Plan shall be administered by the Administrator, and the Administrator will (i) construe, interpret, and implement the Plan, (ii) prescribe, amend, and rescind rules and regulations relating to the Plan, and (iii) make all other determinations deemed necessary or advisable for the administration of the Plan. The determination of the Administrator on all matters relating to the Plan or any amounts payable hereunder shall be final, binding, and conclusive.

Section 4.    PARTICIPATION PERCENTAGE, BONUS POOL AND BONUS AMOUNTS

(a)    The Administrator shall determine which Eligible Individuals shall be Participants and shall award each Participant a Participant Percentage. It is the intent of this Plan that the aggregate Participant Percentages of all Participants shall equal 100%. A Participant’s

Participant Percentage may be increased by a subsequent award, but may not be decreased without the consent of the Participant.

(b)    On or prior to the date of a Triggering Event, the Administrator shall determine the Bonus Pool calculated as 10% of that portion of the Triggering Event Valuation above $52.5 million.

(c)    In connection with a Triggering Event, each Participant’s Bonus Amount shall be equal to the amount, if any, by which (y) the Participant’s Target Bonus Amount for such Triggering Event exceeds (z) the Participant’s Intrinsic Stock Option Value as of the date of such Triggering Event.

(d)    Any portion of the Bonus Pool that is not payable as Bonus Amounts hereunder shall be retained by the Company.

Section 5.    PAYMENT OF BONUS AMOUNTS

(a)    Upon the occurrence of a Sale Event or a Non-Sale Event, the Administrator shall, in good faith, determine whether such transaction constitutes a Triggering Event. If the Sale Event or Non-Sale Event is a Triggering Event, each Participant shall be paid his or her Bonus Amount on or promptly following the Triggering Event, and in no event later than sixty (60) days following the Triggering Event. To the extent that an Earn-Out Amount may be payable in connection with a Sale Event or Non-Sale Event, upon receipt by the Company or its stockholders of any Earn-Out Amount (each such date of receipt of such consideration being, a “Recalculation Date”), the Triggering Event Valuation shall be recalculated using the aggregate Sale Proceeds received through and including such Recalculation Date or the Pre-Money Valuation as adjusted to reflect the Earn-Out Amount, as applicable. The Administrator shall determine whether, as of any Recalculation Date, a Triggering Event has occurred (if it had not previously) and what the Bonus Pool and each Participant’s Bonus Amount would be for such Triggering Event after recalculating the Triggering Event Valuation. On or promptly following such Recalculation Date, and in no event later than sixty (60) days following the Recalculation Date, the Company shall pay to each Participant the difference, if any, between any Bonus Amount previously paid to such Participant and the Bonus Amount due such Participant as recalculated.

(b)    In the event of a Sale Event, the Bonus Amount shall be paid in the form of cash, securities, other consideration or any combination thereof as determined by the Administrator, in its sole discretion, to parallel the type of consideration received by the Company or its Shareholders.

(c)    In the event of a Non-Sale Event, the Bonus Amount shall be paid in the form of new options to acquire stock in the Company (or securities in the resulting or acquiring company in a Reverse Merger) granted to the Participant with an exercise price equal to the fair market value of the security for which such options are exercisable. The number of shares of the security subject to such new option granted to a Participant shall be calculated such that the aggregate exercise price of such new options granted to the Participant shall be equal to the

Bonus Amount for such Participant multiplied by two and the options will vest upon the later to occur of (i) the first anniversary of the Triggering Event or (ii) the stock option vesting schedule for the last Company stock options granted to the Participant. In the case of a Reverse Merger in which the Triggering Event Valuation is less than the enterprise value of the constituent entities to the Reverse Merger other than the Company, the vesting of the new options would be subject to full acceleration if the Participant’s employment with the Company is terminated by the Company other than for Cause, or by the Participant for Good Reason, prior to the first anniversary of the Reverse Merger.

Section 6.    TERMINATION OF EMPLOYMENT

(a)    In the event that a Participant’s employment with the Company is terminated (i) by the Company for Cause, (ii) by the Company other than for Cause more than six months prior to the earlier to occur of a Triggering Event or the Company entering into a binding agreement with respect to a Triggering Event, or (iii) by the Participant other than for Good Reason, prior to a Triggering Event, such Participant shall forfeit all rights to receive his or her Bonus Amount upon any subsequent Sale Event or Non-Sale Event, and shall thereafter be excluded from participation in the Plan.

(b)    Upon any termination of employment for any reason, other than for Cause, on or following a Sale Event or Non-Sale Event, a Participant shall be entitled to receive his or her entire Bonus Amount when otherwise payable hereunder as if no termination of employment had occurred even if such Sale Event or Non-Sale Event is not determined to be a Triggering Event until after such termination. Upon a Participant’s termination of employment for Cause on or following a Sale Event or Non-Sale Event, such Participant shall forfeit all rights to receive any further payment of his or her Bonus Amount and shall thereafter be excluded from participation in the Plan.

Section 7.    CHANGE IN CONTROL PAYMENTS

(a)    In the event that (A) any payment or benefit received or to be received by the Participant in connection with a Triggering Event (whether pursuant to the terms of the Plan or any other plan, arrangement, or agreement with the Company, any person whose actions result in a Sale Event, or any person affiliated with the Company or such person) (collectively “Parachute Payments”) would not be deductible by the Company, an affiliate or other person making such payment or providing such benefit (in whole or part) as a result of Section 280G of the Code; and (B) it is determined in good faith by the Administrator that the net after-tax amount of the Parachute Payments retained by the Participant after deduction for any excise tax imposed by Section 4999 of the Code and any federal, state, and local income and employment taxes would not exceed the net after-tax amount of the Parachute Payments retained by the Participant after limiting the Parachute Payments to an amount that is 2.99 times the Participant’s “base amount” (as such term is defined by Section 280G of the Code), then the Parachute Payments shall be reduced until no portion of the Parachute Payments is not deductible.

(b)    For purposes of this provision,

(i)    no portion of the Parachute Payments the receipt or enjoyment of which the Participant shall have effectively waived in writing prior to the date of payment of the Parachute Payments shall be taken into account;

(ii)    no portion of the Parachute Payments shall be taken into account which in the opinion of the Company’s independent auditors or tax counsel serving as such immediately prior to the Triggering Event (or other tax counsel selected by the Administrator) does not constitute a “parachute payment” within the meaning of section 280G(b)(2) of the Code;

(iii)    the Parachute Payments shall be reduced only to the extent necessary so that the Parachute Payments (other than those referred to in the immediately preceding clause (i) or (ii)) in their entirety constitute reasonable compensation for services actually rendered within the meaning of section 280G(b)(4) of the Code or are otherwise not subject to disallowance as deductions, in the opinion of the auditor or tax counsel referred to in such clause (ii); and

(iv)    the value of any non-cash benefit or any deferred payment or benefit included in the Parachute Payments shall be determined by the Company’s independent auditors or tax counsel based on Sections 280G and 4999 of the Code and the regulations for applying those Code Sections, or on substantial authority within the meaning of Section 6662 of the Code.

(c)    In addition, if any portion of the Parachute Payments is determined not to be deductible by reason of section 280G of the Code, then, to the extent reasonably practicable and permitted by applicable law, the Company and the Participant shall use all commercially reasonable efforts to obtain stockholder approval in accordance with Section 280G of the Code with respect to any payments or benefits that the Participant elects to waive and subject the Participant’s right to receive the same to approval thereof by the stockholders of the Company.

Section 8.    NON-ALIENATION OF BENEFITS

A Participant may not assign, sell, encumber, transfer, or otherwise dispose of any rights or interests under the Plan except by will or the laws of descent and distribution. Any attempted disposition in contravention of the preceding sentence shall be null and void.

Section 9.    NO CLAIM OF RIGHT UNDER THE PLAN

Neither the Plan nor any action taken pursuant to the Plan shall be construed as giving any Participant any right to be retained in the employ of the Company.

Section 10.    TAXES

The Company shall deduct from all amounts paid to the Participant under the Plan all federal, state, local, and other taxes required by law to be withheld with respect to such payments.

Section 11.    NO LIABILITY OF ADMINISTRATOR

Neither the Administrator nor its members shall be personally liable by reason of any contract or other instrument related to the Plan executed by an individual or on its or their behalf in its or their capacity as the Administrator (or members thereof), or for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless each individual to whom any duty or power relating to the administration or interpretation of the Plan may be allocated or delegated, against any cost or expense (including legal fees) or liability arising out of any act or omission to act in connection with the Plan unless arising out of such person’s own fraud or bad faith.

Section 12.    AMENDMENT AND TERMINATION OF THE PLAN

The Plan shall terminate on June 30, 2012, without further action by the Board or the Administrator; provided however that the Administrator will determine by March 31, 2012 whether or not this Plan shall be extended. Notwithstanding the foregoing, if at any time the Company completes any debt or equity financing after the Effective Date the Administrator may in its sole discretion modify this Plan and the Triggering Event Valuation equitably to reflect the implications of such financing.

Section 13.    SECTION 409A

The payments under this Plan are intended to be exempt from Section 409A of the Code pursuant to Treas. Reg. §1.409A-1(a)(b)(4) (the “short term deferral” exemption), and will be administered accordingly. Notwithstanding the foregoing, in no event whatsoever shall the Company or any of its affiliates be liable for any additional tax, interest, or penalties that may be imposed on any Participant by Section 409A of the Code or any damages for failing to comply with Section 409A of the Code, other than for withholding obligations or other obligations applicable to employers, if any, under Section 409A of the Code.

Section 14.    UNFUNDED PLAN

(a)    Participants shall have no right, title, or interest whatsoever in or to any investments which the Company may make to aid it in meeting its obligations under the Plan. Notwithstanding anything contained herein to the contrary, to the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company.

(b)    The Plan is intended to be a “bonus plan” which is not subject to the ERISA. If the Plan is nonetheless determined to be so subject, it is intended to constitute a “plan which is unfunded and is maintained by the employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees,” as such phrase is used in ERISA, and the terms of the Plan shall be interpreted consistent with such intent.

Section 15.    SUCCESSORS

As a condition to the consummation of a sale, merger, or consolidation of the Company, in addition to any obligations imposed by law upon any successor to the Company, the Company shall require any successor (whether direct or indirect, by purchase of stock or assets, merger, consolidation, or otherwise) to all or substantially all of the business or assets the Company to expressly assume the Plan and agree to perform obligations hereunder in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

Section 16.    GOVERNING LAW

The terms of the Plan and all rights thereunder shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws.

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